EXHIBIT 10.56

November 2, 2005

CONFIDENTIAL

Michael A. Maltzman, CFO
Stratus Services Group, Inc.
500 Craig Road
Suite 201
Manalapan, New Jersey 07726
Stratus Services Group

Re: Binding letter agreement to purchase certain assets of Stratus Services Group, Inc. (“Stratus” or the “Company”)

Dear Mr. Maltzman:

ALS, LLC (“ALS” or “Purchaser”) proposes to acquire certain assets (the “Purchased Assets”) of the Company pursuant to the terms and conditions set forth below (the “Transaction”).

1. Purchase Price and Terms. Except to the extent set forth within this letter, the terms of Transaction are as described in the Term Sheet attached hereto as Exhibit “A” (the “Term Sheet”). The defined terms set forth in the Term Sheet shall have the same meaning herein.

2.  Definitive Agreements. Consummation of the Transaction will be subject to the execution of mutually acceptable definitive purchase agreements and other applicable documents. The purchase agreements will include reasonable indemnification provisions; representations and warranties by the Company regarding ownership of and ability to convey free and clear of liens the Purchased Assets, and compliance with laws; reasonable non-competition covenants; and other standard and customary provisions for transactions of this type. All indemnification provisions and representations and warranties by the Company will survive the closing.

The closing of the Transaction will be subject to the following conditions precedent:

(a)	Approval of the board of directors of the Company;

(b)	A shareholder vote authorizing the Company to consummate the sale

(c)	Receipt of all legally required third party approvals, other governmental or third-party consents and approval of the Company’s lenders.

(d)	Receipt of a commitment from Purchaser’s Lender for the financing required to consummate the Transaction.

3. Due Diligence; Best Efforts and Access. Both parties acknowledge that all necessary due diligence has been completed so that the parties are presently able to enter this binding letter agreement. The Company and the Purchaser each agree to use best efforts to seek and obtain all necessary approvals, including shareholder approval by the Company, and to satisfy all conditions precedent. Without limited the generality of the foregoing, the parties agree to use best efforts to have all conditions precedent, other than approval by the Company’s shareholders, satisfied by November 30,2005. The Company will continue to provide Purchaser and its accountants, lawyers, and other agents access to the Company’s books and records, files, and other necessary documents, and make available appropriate employees, consultants, accountants, legal counsel and other agents or representatives in order to permit Purchaser to obtain all necessary information to obtain required financing, to consummate the Transactions and ensure that no material changes have occurred.

4. Confidentiality and Publicity. The parties each agree that they will not, except as legally obligated to, without the prior written consent of the other, disclose the existence of this letter, the terms hereof, the existence or status of negotiations or any information concerning the transaction contemplated hereby, except as required by law and to their respective directors, officers, employees and agents who have a need to know in order to consummate the transaction contemplated. Notwithstanding the foregoing or anything contained in any confidentiality agreement previously executed by the parties, Company shall allow Purchaser to contact and provide financial information to any financing source deemed necessary by Purchaser.

5. Non-Solicitation. Company will not directly or indirectly solicit or encourage any inquiries or proposals from (nor enter into any agreements with) any person other than Purchaser for the purchase of the Purchased Assets, or enter into discussions with, or furnish any non-public information concerning Company, its assets or business, to any such other person in connection with such proposal, until shareholder approval for the Transaction is obtained or denied or this agreement is terminated as a result of ALS’ failure to satisfy the conditions set forth in section 2 (d) above by January 30th 2006.; Company shall promptly notify Purchaser of any such proposal or inquiry received by Company, or any of their representatives. The non-solicitation period shall be extended pursuant to the definitive purchase agreement.

6. Fees and Expenses. Company and Purchaser shall bear their own costs and expenses related to the transaction contemplated by this letter, including, without limitation, fees and expenses of legal counsel and accountants.

7. Further Assurances. The parties hereby agree to execute any other documents or agreements reasonably necessary to consummate the Transaction and the agreements made herein.

8. Binding Effect of this Letter Agreement. This letter agreement constitutes a binding and enforceable agreement between the parties to consummate the Transaction subject only to the conditions precedent set forth herein and in the Term Sheet. The provisions of sections 3, 4, 5 and 6 are binding on the parties and enforceable against one another immediately upon execution and are not subject to any condition.

Please execute this letter agreement below indicating the Company’s acceptance of and agreement to the terms set forth herein. We look forward to working with you toward the successful consummation of this Transaction.

                    Very truly yours,

                    ALS, LLC

                    By: /s/ Jay Wolin

Accepted and agreed:

STRATUS SERVICES GROUP, INC.

By: /s/ Joseph J. Raymond

Date: 11/3/05

Exhibit “A” to Letter of Intent
Term Sheet
November 2, 2005

Proposed Transaction
The sale, free and clear of all liens and encumbrances, of (i) all accounts receivable (the “Receivables”) and (ii) the contracts and fixed assets related to Stratus’ Southern California region, Phoenix region and Dallas Morning News account (collectively, the “Purchased Accounts” and together with the Receivables, the “Purchased Assets”)

Proposed Buyer	ALS or its designee
Sale Structure	Asset Purchase Agreement approved by (i) the Stratus’ Board of Directors and (ii) the Stratus shareholders in a special meeting
Existing Senior Secured Debt	To be paid in full or otherwise satisfied at or prior to Closing
Interim financing general terms and conditions:
ALS will fund up to $1 million of cash flow shortfall from day to day operations, from November 1, 2005 through the completion of a shareholder vote on the following conditions:

• ALS must receive satisfactory collateral
• All Stratus disbursements are made in the ordinary course
• No default in the exclusivity provisions of this term sheet
• Shareholder vote no later than January 30, 2006

Purchase Price
The purchase price shall be approximately $20 million for the Purchased Assets. The purchase price shall be paid as follows:

• $3.0 million in cash at Closing
• $6.0 million earnout, payable monthly in arrears in an amount equal to 15% of collected gross profit from the Purchased Accounts (the “Earnout”)
• Payment or other satisfaction of the existing funded senior debt, excluding any unpaid fees or other service charges (estimated to be $9.5 million) (the “Funded Senior Debt”)
• Forgiveness of Stratus’ indebtedness to ALS as of Closing (estimated to be $2.5 million) (the “ALS Debt”)

Earnout Offset
The Earnout shall be subject to the following offset:

• In the event ALS’ collection of the Receivables is less than the sum of (i) the Funded Senior Debt and (ii) the ALS Debt, there will be a dollar for dollar reduction in the Earnout

Exclusivity	Stratus shall negotiate exclusively with ALS towards the completion of the transaction described in this term sheet from October 31, 2005 through the shareholder vote
Shareholder vote	Stratus shall have a special meeting of shareholders and have shareholders vote on the transaction described in this term sheet no later than January 30, 2006
Pre-Closing Transaction
• Prior to Closing, ALS may purchase all the Receivables for an amount equal to the Funded Senior Debt
• In the event ALS chooses to execute this pre-Closing transaction, ALS will direct bill all Stratus’ customers and receive a service fee from Stratus for such services
• In the event ALS chooses to execute this pre-Closing transaction, the Purchased Assets will exclude the Receivables and the purchase price due at Closing will exclude amounts paid pursuant to this pre-Closing transaction

Post-Closing Relationship between Stratus & ALS
• Stratus will provide up to three (3) months of post-Closing support and transition services (billing, collection, etc) at no cost to ALS. Stratus shall make best efforts to (i) transition the Purchased Assets to ALS and (ii) maintain personnel required to satisfy its obligations to provide such support and transition services.
• For the remaining term of the Outsourcing Agreement, ALS will continue to process Stratus payroll at rates negotiated prior to ALS’ acquisition of Stratus’ Northern California assets. The agreement will be terminable with 30 days notice by either party. It will be terminable by Stratus only if all obligations to ALS are paid in full.
• Stratus, ALS, each of their officers and Jeff Raymond and his affiliated entities will execute non-compete and non-solicitation agreements with respect to each other’s assets post-Closing

Other terms and conditions	Customary for transactions of this type